Exhibit 10.1

EXECUTION VERSION

PROPELL TECHNOLOGIES GROUP, Inc.

SERIES C PREFERRED STOCK PURCHASE AGREEMENT

EXECUTION VERSION

EXECUTION VERSION

TABLE OF CONTENTS

(Continued)

EXECUTION VERSION

PROPELL TECHNOLOGIES GROUP, Inc.

SERIES C PREFERRED STOCK PURCHASE AGREEMENT

This Series C Preferred Stock Purchase Agreement (this “Agreement”) is made as of February 19, 2015, by and among Propell Technologies Group, Inc., a Delaware corporation (the “Company”), and Ervington Investments Limited, duly organized under the laws of the Republic of Cyprus (the “Investor”).

RECITALS

WHEREAS, the Company desires to sell to the Investor, and the Investor desires to purchase from the Company, up to four million five hundred thousand (4,500,000) shares of Series C Preferred Stock of the Company at two or more closings in accordance with the terms and provisions hereof;

WHEREAS, in connection with the purchase and sale of the Series C Preferred Stock under this Agreement, and as an inducement to the Investor to make such investment, the existing stockholders of the Company listed on Schedule 1 of this Agreement (the “Selling Stockholders”) will sell to the investor pursuant to the Secondary Share Stock Purchase Agreement up to an additional 64,302,467 shares of outstanding Common Stock, plus an additional 3,137,500 shares of Series A-1 Convertible Preferred Stock of the Company (representing 31,375,000 shares of common stock on an as-converted basis) (collectively, the “Secondary Shares”), in such amounts and at such times as set forth on Schedule 1, and the Selling Stockholders will also grant certain additional rights to the Investor pursuant to the Stockholders Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Authorization; Closings

1.1           Authorization.  The Company has authorized (a) the sale and issuance of up to one four million five hundred thousand (4,500,000) shares (the “Stock”) of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), having the rights, privileges, preferences and restrictions set forth in the certificate of designation for the Series C Preferred Stock, in the form of Exhibit A (the “Certificate of Designation”), and (b) the reservation of shares of Common Stock for issuance upon conversion of the Stock (the “Conversion Shares”).

1.2           Sale and Issuance of Stock.  Subject to the terms and conditions of this Agreement, (a) the Investor agrees to purchase at the Initial Closing, and the Company agrees to sell and issue to the Investor at the Initial Closing, one million five hundred and twenty five thousand four hundred and twenty four (1,525,424) shares of Series C Preferred Stock (the “First Tranche”), at a cash purchase price of $3.277777778 per share (the “Purchase Price”), and (b) the Investor agrees to purchase at the Second Closing or at one or more Optional Closings, and the Company agrees to sell and issue to the Investor at the Second Closing and/or at one or more Optional Closings, up to an additional two million nine hundred and seventy four thousand five hundred and seventy six (2,974,576) shares in aggregate of Series C Preferred Stock (the “Second Tranche”) at the Purchase Price.

EXECUTION VERSION

2.          Closing Dates and Delivery

2.1           Closings. The purchase, sale and issuance of the Stock shall take place at one or more closings (each, a “Closing”). Each of the Closings shall take place at 10:00 a.m. local time at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304, or at such other time or place as the Company and the Investor mutually agree. At each Closing, the Company will deliver to the Investor a certificate registered in the Investor’s name representing the number of shares of Stock that the Investor is purchasing in such Closing against payment of the Purchase Price therefor, by (a) check payable to the Company, (b) wire transfer in accordance with the Company’s instructions, or (c) any combination of the foregoing.

(a)          First Closing.  The initial Closing (the “Initial Closing”) shall take place on a date determined by agreement but no later than the fifth (5th) Business Day after the satisfaction (or waiver) of the conditions set forth in Section 5.1 and Section 6 (other than those conditions to be satisfied by delivery of documents or taking of any action at the Closing by a party hereto, but subject to the satisfaction and/or delivery thereof). The Company shall sell and issue to the Investor at the Initial Closing one million five hundred and twenty five thousand four hundred and twenty four (1,525,424) shares of Series C Preferred Stock. At the Initial Closing, the Investor shall also acquire from the Selling Stockholders 7,624,990 shares of Common Stock and an additional 2,437,500 shares of Series A-1 Convertible Preferred Stock (representing 24,375,000 shares of Common Stock on an as-converted basis), all pursuant to the Secondary Share Stock Purchase Agreement and as set forth on Schedule 1.

(b)          Second Closing. The second Closing (the “Second Closing”) shall take place at any time prior to May 31, 2015 on a date determined by agreement but no later than (i) the fifth (5th) Business Day after the satisfaction (or waiver) of the conditions set forth in Section 5.2 and Section 6 (other than those conditions to be satisfied by delivery of documents or taking of any action at the Closing by a party hereto, but subject to the satisfaction and/or delivery thereof) or (ii) May 31, 2015. The Company shall sell and issue at the Second Closing an additional two million nine hundred and seventy four thousand five hundred and seventy six (2,974,576) shares of Series C Preferred Stock to the Investor, or such number of shares that remain unissued and available under the Second Tranche if one or more Optional Closings have occurred pursuant to Section 2.1(c) below. At the Second Closing, the Investor shall also acquire from the Selling Stockholders an additional 56,677,477 shares of Common Stock and an additional 700,000 shares of Series A-1 Convertible Preferred Stock (representing 7,000,000 shares of Common Stock on an as-converted basis), or the number of remaining Secondary Shares if one or more Optional Closings have occurred pursuant to Section 2.1(c) below. If one or more Optional Closings occur pursuant to Section 2.1(c) below, the Second Closing shall be the Closing at which the final shares of Stock under the Second Tranche are issued and sold to the Investor. If the Second Closing has not occurred by May 31, 2015, the Investor shall no longer have any right to acquire any additional shares of Series C Preferred Stock from the Company unless otherwise agreed by the Company and the Investor.

(c)          Optional Closings.  Notwithstanding Section 2.1(b) above, the Investor shall have the option to purchase from time-to-time any portion of the shares under the Second Tranche at one or more optional Closings (each, an “Optional Closing”) during the period between the date of the Initial Closing and the earlier to occur of (i) the Second Closing, and (ii) May 31, 2015. The option shall be exercised by providing at least five (5) Business Days’ prior written notice to the Company (an “Optional Closing Notice”) specifying the date and number of shares of Stock to be purchased by the Investor at the Optional Closing. Provided that authorized but unissued Stock remains available under the Second Tranche, the Company shall sell and issue to the Investor the number of shares of Stock on the date specified in the Subsequent Subscription Notice. At each Optional Closing, the Investor may acquire from the Selling Stockholders pursuant to the Secondary Share Stock Purchase Agreement the equivalent pro rata portion of the Secondary Shares that the number of shares specified in the Optional Closing Notice bears to the remaining number of shares of Stock available under the Second Tranche.

EXECUTION VERSION

2.2           Use of Proceeds. The proceeds to the Company from the Initial Closing will be used for research and development, commercialization of new products, sales, marketing and administrative compensation. The proceeds to the Company from the Second Closing will be used to acquire, enhance and maintain an oil field for the deployment of the Company’s technology and for the payment of certain debt set forth in the next sentence. The proceeds to the Company from the Closings shall not be used to repay any indebtedness of the Company, redeem shares or pay any deferred compensation except as permitted in this Section 2.2. The Company shall use the proceeds to repay the following indebtedness of the Company promptly following the Initial Closing, provided that any such indebtedness that is subject to a prepayment penalty shall be repaid as and when directed by the Investor: (i) a loan in the principal amount of $105,000 from JAZ-CEH Holdings LLC evidenced by a promissory note dated October 21, 2013, (ii) a loan in the principal amount of $84,000 from KBM Worldwide, Inc. evidenced by a promissory note dated December 10, 2014, (iii) a loan in the principal amount of $107,000 from LG Capital Funding, LLC evidenced by a promissory note dated October 31, 2014, (iv) two loans, each in the principal amount of $25,000 from Strategic IR, Inc. evidenced by a promissory note dated January 8, 2015 and a promissory note dated January 22, 2015, (v) a loan in the principal amount of $75,000 from Irina Galikhanova evidenced by a promissory note dated January 29, 2015 and (iv) certain accounts payable.

2.3           Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means (i) with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, or (ii) with respect to any Person that is controlled by a trust, any other Person that is directly or indirectly controlling, controlled by or under common control with such trust or a Person who is a beneficiary of such trust or another trust with a common beneficiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City (USA), Riga (Latvia) and Zurich (Switzerland) are open for the general transaction of business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Designated Holders” means the Selling Stockholders and the members of management of the Company holding or receiving equity incentives in excess of 500,000 shares of Common Stock.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any United States or non-United States (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

EXECUTION VERSION

“Government Official” means any officer, employee or agent of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Immediate Family Members” means, with respect to any Person, such Person’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law and sister-in-law.

“Intellectual Property” means any and all intellectual property, including (i) patents and patent applications (including all continuations, continuations in part, divisionals and extensions of the foregoing); (ii) copyrights, copyrightable works and other works of authorship, including registrations and applications for registration thereof; (iii) trade secrets, know-how, and other confidential or proprietary information; (iv) trademarks, service marks, trade names, domain names, trade dress, social media identifiers and other indicators or designations of source or origin, including registrations and applications for registration thereof; and (iv) Software.

“Investors’ Rights Agreement” means the agreement between the Company and the Investor, to be dated as of the date of the Initial Closing, in the form of Exhibit B attached hereto.

“Laws” means all laws, judgments, orders, proceedings, injunction, writ, decree, decisions, rulings, awards, statutes, codes, regulations, ordinances, rules or other requirements with similar effect of any Governmental Entity.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), property, prospects or results of operation of the Company and its Subsidiaries.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Preferred Stock” means the Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock of the Company, collectively.

“Securities” means the Stock and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Secondary Share Stock Purchase Agreement” means the agreement among the Investor and the Selling Stockholders, to be dated as of the date of this Agreement, in form and substance satisfactory to the Investor in its sole discretion.

“Side Agreement” means the agreement between the Investor, Alexander Lustig and Vladimir Skigin, in the form of Exhibit I attached hereto.

EXECUTION VERSION

“Software” means all software (including assemblers, applets, compilers, source code, object code, executable code, specifications, embodiments of algorithms, tools, user interfaces, data, databases (including scripts required to build and/or maintain such databases), firmware, and related documentation), together with any error corrections, updates, modifications or enhancements thereto.

“Stockholders Agreement” means the agreement among the Company, the Designated Holders and the Investor, to be dated as of the date of the Initial Closing, in the form of Exhibit C attached hereto.

“Subordination and Voting Agreement” means the agreement among the Investor and the sole holder of the Series B Convertible Preferred Stock, to be dated as of the date of the Initial Closing, in the form of Exhibit H.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Transaction Agreements” means this Agreement, the Director Indemnification Agreement, the Investors’ Rights Agreement, the Stockholders Agreement and the Secondary Share Stock Purchase Agreement.

“Transaction Expenses” means the fees, costs, expenses and payments incurred by legal advisors, financial advisors and other professionals on behalf of the Investor in connection with the transactions contemplated by this Agreement, which amounts shall not exceed $170,000.

3.          Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that, except as set forth on a Schedule of Exceptions delivered separately by the Company on date hereof to the Investor, which exceptions shall be deemed to apply to the corresponding representations and warranties made hereunder, the following representations and warranties are true and complete as of the date hereof and as of the applicable Closing.

3.1           Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2           Capitalization. The authorized capital stock of the Company consists, or will consist, immediately prior to the Initial Closing, of:

EXECUTION VERSION

(a)          Ten million (10,000,000) shares of Preferred Stock, of which (i) five million (5,000,000) shares have been designated Series A-1 Convertible Preferred Stock, of which three million five hundred and twelve thousand five hundred (3,512,500) are issued and outstanding immediately prior to the Initial Closing, and (ii) five hundred thousand (500,000) shares have been designated Series B Convertible Preferred Stock, of which seventy five thousand (75,000) are issued and outstanding immediately prior to the Initial Closing; and

(b)          Five hundred million (500,000,000) shares of Common Stock, of which two hundred and sixty one million six hundred and sixty nine thousand four hundred and ninety nine (260,169,499) shares are issued and outstanding immediately prior to the Initial Closing.

(c)          The rights, preferences and privileges of the Stock, the Series A-1 Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Common Stock are as stated in the certificate of incorporation of the Corporation, as amended, and the certificate of designations, preferences and rights of the Series A-1 Convertible Preferred Stock, the certificate of designations, rights and preferences of the Series B Convertible Preferred Stock and the certificate of designation for the Series C Preferred Stock, each as set forth on Exhibit G (collectively, the “Charter”) and as provided by the Delaware General Corporation Law. All of the outstanding shares of Common Stock, Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws.

(d)          The Company has reserved two million one hundred thousand (2,100,000) shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2008 Stock Option Plan duly adopted by the Board of Directors and approved by the Company’s holders of outstanding voting stock (the “Stock Plan”). Of such reserved shares, options to purchase three hundred and eighty thousand nine hundred and fifty (380,950) shares of Common Stock have been granted pursuant to the Stock Plan and are currently outstanding. Options to purchase 1,719,050 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Investor true and complete copies of the Stock Plan and forms of agreements used thereunder.

(e)          The Company has issued (i) warrants convertible into six million thirty nine thousand four hundred and ninety eight (6,039,498) shares of Common Stock upon exercise (the “Warrants”), and (ii) convertible long-term notes convertible into six hundred and thirty six thousand and ten (636,010) shares of Common Stock (the “Convertible Notes”).

(f)          The Company has issued grants of restricted stock for fourteen million five hundred thousand shares of Common Stock which are not yet fully vested (the “Unvested Restricted Stock”).

EXECUTION VERSION

(g)          Except for (i) the conversion privileges of the Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock as set forth in the Charter, (ii) the outstanding options issued pursuant to the Stock Plan, (iii) the Warrants, (iv) the Convertible Notes, (v) the convertible notes of the Company being repaid in accordance with Section 2.2 hereof, and (vi) the Unvested Restricted Stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the issuance, purchase or acquisition from the Company or any of its Subsidiaries of any shares of the Company’s or any of its Subsidiaries’ capital stock or any securities convertible, exchangeable or redeemable into the Company’s or any of its Subsidiaries’ capital stock, nor any phantom equity or similar rights. Except as set forth on Section 3.2(g) of the Schedule of Exceptions, none of the Company’s or its Subsidiaries’ stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the terms of such agreement or document upon the occurrence of any event. Except as set forth on Section 3.2(g) of the Schedule of Exceptions, the Company and its Subsidiaries have never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing or any other means. Except as set forth in the Charter, neither the Company, nor any of its Subsidiaries, has an obligation (contingent or otherwise) to purchase or redeem any of their respective capital stock.

(h)          Section 3.2(h) of the Schedule of Exceptions sets forth the capitalization of the Company immediately prior to the Initial Closing, including the number of shares of the following: (i) issued and outstanding shares of Common Stock, including, with respect to any restricted Common Stock, vesting schedule and repurchase price; (ii) stock options granted, including vesting schedule and exercise price; (iii) shares of Common Stock reserved for future award grants under the Stock Plan; (iv) issued and outstanding shares of the Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock; and (v) warrants, convertible notes or stock purchase rights, if any.

(i)          The Company has obtained valid waivers of any rights by other parties to perform its obligations under the Transaction Agreements or consummate the transactions contemplated thereby.

3.3           Subsidiaries. Except as set forth in Section 3.3 of the Schedule of Exceptions (which shall include the name of each such Person, its jurisdiction of formation and the owners thereof), the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted. Each of Company’s Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not a participant in any joint venture, partnership or similar arrangement. The equity interest of each Subsidiary of the Company are duly authorized, fully paid and nonassessable and issued in compliance with all applicable foreign, federal and state securities Laws. The Company owns all of the outstanding equity interests in each of its Subsidiaries, free and clear of all liens and encumbrances.

3.4           Authorization. All corporate action on the part of the Company, its officers, directors and current holders of capital stock necessary for the authorization, execution and delivery of (x) this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Securities has been taken and (y) the other Transaction Agreements, the performance of all obligations of the Company thereunder will be taken prior to the Initial Closing, and this Agreement constitutes, and the other Transaction Agreements, when executed and delivered by the Company, shall constitute, in each case, valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws (the “Enforceability Exceptions”).

EXECUTION VERSION

3.5           Valid Issuance of Securities. The Securities sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be upon issuance duly and validly issued, fully paid and nonassessable and free of liens, encumbrances, preemptive rights and restrictions on transfer other than restrictions on transfer applicable to an Investor under this Agreement, the Investors’ Rights Agreement, the Stockholders Agreement and applicable state and federal securities Laws. Based upon the representations of the Investor in Section 4.2, Section 4.4 and Section 4.5 of this Agreement and subject to any filings required by Section 3.6, the Securities will be issued in compliance with all applicable federal and state securities Laws. The Conversion Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Charter and Certificate of Designation for the Series C Preferred Stock, will be duly and validly issued, fully paid and nonassessable and free of liens, encumbrances, preemptive rights and restrictions on transfer other than restrictions on transfer applicable to the Investor under this Agreement, the Investors’ Rights Agreement, the Stockholders Agreement and applicable state and federal securities Laws. Based upon the representations of the Investor in Section 4.2, Section 4.4 and Section 4.5 of this Agreement and subject to any filings required by Section 3.6, the Conversion Shares will be issued in compliance with all applicable federal and state securities Laws.

3.6           Governmental Consents and Filings. Assuming the accuracy of the representations made by the Investor in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with or notice to (each, a “Consent”) any Governmental Entity is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) the filing of the Certificate of Designation for the Series C Preferred Stock with the office of the Secretary of State of Delaware, and (ii) filings pursuant to applicable state securities laws, which have been made or will be made in a timely manner.

3.7           Litigation. Except for the matters disclosed in Section 3.7 of the Schedule of Exceptions, there is no claim (including as contained in any Intellectual Property assertion letter), action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened against the Company, any of its Subsidiaries or any of their respective officers, directors or employees nor, to the Company’s knowledge, is there any basis for the foregoing. Neither the Company, nor its Subsidiaries, nor, to the Company’s knowledge, any of their respective officers, directors or employees, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Entity. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s or its Subsidiaries’ respective employees, their services provided in connection with the Company’s or its Subsidiaries’ respective business, or any Intellectual Property allegedly proprietary to any of their former employers or consultants, or their obligations under any agreements with prior employers.

3.8           Intellectual Property.

(a)          Section 3.8(a) of the Schedule of Exceptions sets forth all (i) patents and other registrations for Intellectual Property owned by the Company or any of its Subsidiaries and all applications therefor filed by the Company or any of its Subsidiaries; and (ii) material Software owned by the Company or any of its Subsidiaries. The material Intellectual Property owned by the Company and its Subsidiaries is valid, enforceable and subsisting. To the Company’s knowledge, each of the Company and its Subsidiaries owns or possesses sufficient legal rights (pursuant to a written agreement) to all patents that are used in or necessary for the conduct by the Company of and by each of its Subsidiaries of their respective current and/or presently contemplated business. Each of the Company and its Subsidiaries owns or possesses sufficient legal rights (pursuant to a written agreement) to all such other Intellectual Property that is used in or necessary for the conduct by the Company of and by each of its Subsidiaries of their respective current and/or presently contemplated business. There are no outstanding options, licenses, agreements, claims, encumbrances, liens or adverse or shared ownership interests or claims of any kind relating to the foregoing, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person, except as may be entered into by the Company or any of its Subsidiaries in the course of its normal business consistent with past practice;

EXECUTION VERSION

(b)          No product or services marketed or sold (or proposed to be marketed or sold), or the conduct of the business, by the Company or any of its Subsidiaries violates or will violate any license or infringes, misappropriates, or otherwise violates or will infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person. Neither the Company, nor any of its Subsidiaries, has received any communications alleging that the Company or any of its Subsidiaries has infringed, misappropriated, or otherwise violated or, by conducting its business, would infringe, misappropriate, or otherwise violate any of the Intellectual Property of any other Person. To the Company’s knowledge, no other Person is infringing, misappropriating or otherwise violating the Intellectual Property owned by the Company or any of its Subsidiaries;

(c)          The Company and each of its Subsidiaries has obtained and possesses valid licenses to use all of the software programs present on the computers and other Software-enabled electronic devices that each owns or leases or that each has otherwise provided to its employees for their use in connection with the Company’s or its Subsidiaries’ respective business.

(d)          To the Company’s knowledge, it will not be necessary to use any inventions of any of the Company’s or any of its Subsidiaries’ employees or consultants (or Persons the Company or any of its Subsidiaries currently intends to hire) made prior to their employment by the Company or any of its Subsidiaries, as applicable. Each current and former employee and consultant of Company and each Subsidiary of the Company has assigned to the Company or a Subsidiary of the Company all Intellectual Property rights he or she owns that are related to the Company’s or such Subsidiary’s respective business as now conducted and as presently proposed to be conducted;

(e)          No source code for any material Software owned by the Company or any Subsidiary of the Company has been delivered, licensed, or made available to any escrow agent or other person who or entity that is not, as of the date of this Agreement, an employee or independent contractor of the Company or any Subsidiary of the Company;

(f)          The conduct of the Company’s and each of its Subsidiaries’ respective business and the collection, use, disclosure, storage, security and dissemination of personally identifiable information in connection therewith have not violated, and the Company and the Subsidiaries of the Company have not violated, in any material respect, and the Company and the Subsidiaries of the Company have complied at all times in all material respects with, any (i) applicable Laws; (ii) of the Company’s or its Subsidiaries’, as applicable, posted rules, policies or procedures relating to data protection or privacy; and (iii) agreements or other arrangements into which the Company or a Subsidiary of the Company, as applicable, has entered or is otherwise bound relating to data protection or privacy. No written claim has been made and there is no proceeding pending or, to the knowledge of the Company, threatened against the Company or a Subsidiary of the Company alleging a violation of any of the foregoing. With respect to the Company’s and its Subsidiaries’ systems and the data stored therein, in the past three (3) years, there has been no unauthorized access to or other misuse of such systems or data that gave rise to any damages or liability and neither the Company nor any Subsidiary has received written notice alleging, or been required by applicable Law to notify any Person of, any such unauthorized access or other misuse;

EXECUTION VERSION

(g)          Neither the execution or delivery of this Agreement, nor the carrying on of the Company’s or its Subsidiaries’ respective business by the employees of the Company or a Subsidiary of the Company, as applicable, nor the conduct of the Company’s business or a Subsidiary’s business, as applicable, as proposed, will, to the Company’s knowledge, (i) conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which the Company or a Subsidiary of the Company is now obligated; or (ii) impair any right, title or interest of the Company or a Subsidiary of the Company in any Intellectual Property owned by the Company or any of its Subsidiaries; and

(h)          The Company and each of its Subsidiaries is in compliance with all agreements applicable to any open source, copy left or community source code that the Company or a Subsidiary of the Company incorporates, combines or distributes with any of its products distributed to its respective customers, including but not limited to any GNU or GPL libraries or code.

3.9           Compliance with Other Instruments. The Company and each Subsidiary of the Company is not in violation, breach or default (with or without notice the passage of time, giving notice or both) (a) in the case of the Company, of any provisions of its Charter or Bylaws, or in the case of any Subsidiary of the Company, its governing documents, or (b) of any instrument, judgment, order, writ, or decree, or under any note, indenture, mortgage, lease, agreement, contract, franchise, permit, license or purchase order (including any Material Contracts) to which it is a party or by which it is bound or of any Law applicable to the Company or a Subsidiary of the Company, as applicable, except in the case of clause (b) the violation, breach or default of which would not be material to the Company and its Subsidiaries, taken as a whole. The execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby or thereby will not (i) after effecting the contemplated amendment of the Charter set forth in the Subordination and Voting Agreement, conflict with or result in any breach, violation or default of any provision of the Company’s Charter, the Certificate of Designation for the Series C Preferred Stock or Bylaws or any governing documents of any Subsidiary of the Company, (ii) result in any breach, violation or be in conflict with or cause the acceleration or loss of rights under, or constitute (with or without the passage of time, giving of notice or both) a default (or give rise to any right of termination, cancellation or acceleration) under any such provision, instrument, judgment, order, writ, decree, contract note, indenture, mortgage, lease, franchise, permit, license or purchase order, (iii) violate any Laws applicable to the Company, any Subsidiary of the Company or any of their respective properties or assets or (iv) result in the creation of any lien, charge or encumbrance upon any assets of the Company or its Subsidiaries or the suspension, revocation, forfeiture or nonrenewal of any material permit or license applicable to the Company or any of its Subsidiaries.

3.10         Agreements; Actions.

(a)          Except as set forth on Section 3.10 of the Schedule of Exceptions, other than (i) employee benefits generally made available to all employees, (ii) director and officer indemnification agreements properly entered into by the Company, and (iii) the purchase of shares of the Company’s Common Stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved by the Board of Directors, there are no agreements, understandings or proposed transactions by the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, employees, directors, Affiliates, or any Affiliate thereof, on the other hand.

EXECUTION VERSION

(b)          Except for the Transaction Agreements, and those agreements listed in Section 3.10(b) of the Schedule of Exceptions, the Company and each of its Subsidiaries are not party to or bound by any agreements, understandings, instruments, contracts or proposed transactions: (i) involving obligations or liabilities (contingent or otherwise) of the Company or any of its Subsidiaries in excess of $200,000, (ii) involving the license of any Intellectual Property to or from the Company or any of its Subsidiaries or any restriction on the use or ownership of any Intellectual Property (other than licenses for off-the-shelf software and other agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) or the development of any Intellectual Property, (iii) involving the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person, (iv) that constitute a collective bargaining agreement or other contract with any labor organization or similar employee representative, or involves any employee benefit, (v) that restricts in any material respect the conduct of business by the Company or any of its Subsidiaries or their ability to compete in any line of business or with any Person in any geographical area; (vi) that is a contract with any officer, individual employee or independent contractor on a full time, part time, consulting or other basis other than any “at-will” contract that may be terminated by the Company upon thirty (30) days or less advance notice), including contracts with respect to employment, severance, separation, change in control, retention or similar arrangements for the provision of services to the Company or a Subsidiary of the Company on a full or part time basis; (vii) that involves any joint venture, legal partnership or similar arrangement; (viii) that provides any customer of the Company or a Subsidiary of the Company with pricing discounts or benefits that change based on the pricing, discounts and benefits offered to other customers, including contracts containing “most favored nation” provisions; or (ix) any other agreement, understanding, instrument, contract or proposed transaction that is otherwise material to the Company and its Subsidiaries, taken as a whole. The agreements listed or required to be listed under Section 3.10(b) of the Schedule of Exceptions, together with the agreements between the Company and the Top Customers, are referred to as the “Material Contracts” and each referred to as a “Material Contract.” The Company has made available to the Lead Investor a true and complete copy of each Material Contract prior to the date hereof.

(c)          Each of the Material Contracts constitutes a valid, legal and binding obligation of the Company or a Subsidiary of the Company, as applicable and, to the knowledge of the Company, each other party thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Each of the Material Contracts is in full force and effect, and will be in full force and effect upon the consummation of the transactions contemplated hereby, and the Company or a Subsidiary of the Company, as applicable, is entitled to all its respective benefits, rights and privileges under each such Material Contract in accordance with its terms. Since January 1, 2013, the Company or a Subsidiary of the Company has not received written notice of any material breach by the Company or any of its Subsidiaries under any such Material Contract or of the cancellation, amendment or termination of any such Material Contract.

(d)          Except as set forth on Schedule 3.10(d), the Company and its Subsidiaries have not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed, (iii) except as set forth on Schedule 3.10(d) of the Schedule of Exceptions, incurred any other liabilities (or any guarantee or other contingent liability with respect to the foregoing), except accounts payable in the ordinary course of business consistent with past practices and not older than 90 days, (iv) except as set forth on Schedule 3.10(d) of the Schedule of Exceptions, made any loans or advances to any Person, other than ordinary advances to employees of the Company or its Subsidiaries for travel expenses, or (v) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business consistent with past practices.

EXECUTION VERSION

(e)          The Company is not currently, and has not previously been, in breach, violation or in conflict with and no act, occurrence, event or omission has caused, or may be reasonably expected to cause (with or without the passage of time, giving of notice or both) the acceleration or loss of rights under, or constituted, or may be reasonably expected to constitute (with or without the passage of time, giving of notice or both) a default under any of the agreements listed on Section 3.10(b) of the Schedule of Exceptions.

3.11         Disclosure. No representation or warranty of the Company contained in this Agreement and the exhibits attached hereto or any certificate furnished or to be furnished to the Investor at any Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to the Investor, and has not been requested to deliver, a private placement or similar memorandum or any “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the type typically contained therein.

3.12         No Conflict of Interest. Except as set forth on Section 3.12 of the Schedules of Exceptions, the Company and its Subsidiaries are not indebted, directly or indirectly, to any of their respective holders of capital stock, officers, directors employees or to their respective immediate family members in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business consistent with past practice or relocation expenses of employees (which are not material in amount). None of the Company’s or any of its Subsidiaries’ respective stockholders, officers, employees or directors, or any of their respective Immediate Family Members, are, directly or indirectly, indebted to the Company or a Subsidiary of the Company or, to the Company’s knowledge, have any direct or indirect ownership interest or other material interest in any Person with which the Company or a Subsidiary of the Company is affiliated or with which the Company or a Subsidiary of the Company has a business relationship, or any Person that competes with the Company or a Subsidiary of the Company except that the officers, directors and/or holders of capital stock of the Company may own stock in (but not in an amount exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with the Company. None of the Company’s holders of capital stock, officers, employees or directors or, to the knowledge of the Company, any of their respective Immediate Family Members, directly or indirectly, (a) has a material interest in any contract with the Company or a Subsidiary of the Company or (b) has any material interest in any property or assets used by the Company or a Subsidiary of the Company or in connection with their respective businesses. None of the Company and its Subsidiaries is a guarantor or indemnitor of any indebtedness of any Person.

3.13         Voting Rights. To the Company’s knowledge, except as contemplated in the Stockholders Agreement, no holder of capital stock of the Company or any Subsidiary of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

3.14         Title to Property and Assets.

(a)          Except as set forth on Section 3.14 of the Schedule of Exceptions, the Company and each Subsidiary of the Company owns or leases its respective property and assets, as applicable, free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business consistent with past practices and do not impair the Company’s or such Subsidiary’s ownership or use of such property or assets in any material respect.

EXECUTION VERSION

(b)          With respect to the property and assets it leases, the Company and each Subsidiary of the Company is in compliance in all material respects with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than to the lessors of such property or assets. With respect to each of the Company’s and its Subsidiaries’ respective leases for real property: (i) such lease is legal, valid, binding, enforceable and in full force and effect; (ii) no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of any payment under such lease; and (iii) the Company or a Subsidiary of the Company, as applicable, has not collaterally assigned or granted any other security interest in such lease or any interest therein.

(c)          None of the Company and its Subsidiaries own any real property.

3.15         SEC Documents, Financial Statements. The Company has filed on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including material filed pursuant to Section 13(a) or 15(d) (the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act as the case may be and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

3.16         Employee Benefit Plans. Section 3.16 of the Schedule of Exceptions sets forth a complete and correct list of each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other material benefit or compensation plan, program, policy, arrangement, agreement, or contract that is maintained, established or sponsored by the Company or any of its Subsidiaries, or in or to which the Company or any of its Subsidiaries participates or contributes, or with respect to which the Company or any of its Subsidiaries has any material current or contingent liability or obligation (each, an “Employee Benefit Plan”). Each Employee Benefit Plan has been maintained, funded and administered in compliance in all material respects with its terms and applicable Laws. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified and has received a current favorable determination letter from the Internal Revenue Service. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation (i) under or with respect to a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 412 of the Code or Title IV of ERISA or a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) by reason of at any time being treated as a single employer under Section 414 of the Code with any other person or entity, or (iii) with respect to the provision of post-retirement or post-termination medical, health, or life insurance or other welfare-type benefits for any current or former service provider (other than as required by Section 4980B of the Code).

EXECUTION VERSION

3.17         Insurance. Section 3.17 of the Schedule of Exceptions contains a complete and accurate list of all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and the effective and expiration dates) currently owned or held by or on behalf of, or providing insurance coverage to the Company, any Subsidiaries of the Company or the respective businesses and any assets relating thereto. The insurance coverage of the Company and each Subsidiary of the Company (a) is on such terms, (b) covers such categories of risk, (c) contains such deductibles and retentions, and (d) is in such amounts, in each case, as is adequate and suitable for the assets and operations of each of the Company and its Subsidiaries, as is customary for a company of a similar size engaged in a similar line of business. All such policies of insurance are in full force and effect and the Company or a Subsidiary of the Company, as applicable, is not in default, as to the payment of premiums, under the terms of any such policy, and, except as set forth on Section 3.17 of the Schedule of Exceptions, no notice of cancellation or termination has been received with respect to any such policy. There is no material claim made and pending under any such policies as to which coverage has been questioned, denied or disputed or for which the underwriter of such policy has reserved their rights. The Company has made available to the Investor as of the date hereof a true and complete copy of each insurance policy referred to in Schedule 3.17. Each claim for which insurance coverage is available has been timely and properly submitted to the carrier/underwriter of the policy for which coverage is available.

3.18         Labor Agreements and Actions; Employment Matters.

(a)          Neither the Company, nor a Subsidiary of the Company, is bound by or subject to (and none of their respective assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor organization, and no labor organization has requested or, to the Company’s knowledge, has sought to represent any of their respective employees, representatives or agents. There is and has been no strike or other material labor dispute involving the Company or a Subsidiary of the Company pending, or to the Company’s knowledge threatened, nor is the Company aware of any labor organization activity involving its or its Subsidiaries’ employees.

(b)          The employment of each officer and employee of the Company and its Subsidiaries is terminable at the will of the Company or the Subsidiary of the Company, as applicable. Except as disclosed in Section 3.18 of the Schedule of Exceptions, neither the Company, nor a Subsidiary of the Company, is a party to any agreements with past or present employees, agents or independent contractors in connection with the business of the Company or any of its Subsidiaries. Except as disclosed in Section 3.18 of the Schedules of Exceptions, there are no written contracts of employment entered into with any employees of the Company or any of its Subsidiaries or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable Laws.

(c)          Except as would not result in material liability for the Company or any Subsidiary of the Company, neither the Company, nor any of its Subsidiaries: (i) is liable for any arrears of wages, overtime, commissions, or other compensation or for any penalty related to any such arrearage, (ii) has liability with respect to any misclassification of any employee currently or formerly classified as exempt for purposes of overtime payment. No claims for discrimination, sexual or other harassment, or retaliation are pending or, to the Company’s knowledge, threatened, nor is the Company aware that there is any basis for such a claim.

(d)          Except as set forth in Section 3.18(d) of the Schedule of Exceptions, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

EXECUTION VERSION

3.19         Tax Returns and Payments. There are no federal, state, local or foreign taxes due and payable by the Company or a Subsidiary of the Company which have not been timely paid. There are no accrued and unpaid federal, state, local or foreign taxes of the Company or a Subsidiary of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any Governmental Entity. The Company and its Subsidiaries have each duly and timely filed all federal, state, local and foreign tax returns required to have been filed by it and all such tax returns are correct and complete in all respects. Neither the Company, nor any of its Subsidiaries, has granted a waiver of applicable statutes of limitations with respect to taxes for any year. Except as set forth on Section 3.19 of the Schedule of Exceptions: (a) neither the Company, nor a Subsidiary of the Company, has consented to extend the time, or is the beneficiary of any extension of time, in which any tax may be assessed or collected by any taxing authority; (b) no claim has been made by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any such Person is or may be subject to taxation by that jurisdiction; (c) neither the Company, nor any of its Subsidiaries, has been a member of any affiliated, combined, consolidated or unitary tax group other than a group the common parent of which is the Company; (d) each of Company and its Subsidiaries has complied in all material respects with all applicable rules and regulations relating to the withholding of taxes; (e) neither the Company, nor any of its Subsidiaries, is a party to or bound by any contract the principal purpose of which relates to the sharing or allocation of taxes; (f) neither the Company, nor any Subsidiary of the Company, (i) has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) has distributed stock of another Person, or has had its stock distributed by another Person, in the past two (2) years in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code, or (iii) has any actual liability for taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of tax Law), as a transferee or successor or by contract (other than any contract the principal purpose of which does not relate to taxes); and (g) the Company is, and at all times since January 1, 2011 has been, properly classified in the manner set forth on Section 3.19 of the Schedule of Exceptions for U.S. federal income tax purposes.

3.20         Confidential Information and Invention Assignment Agreements. Each present and former employee, consultant and officer of the Company and its Subsidiaries has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form provided to the Investor as of the date hereof. The Company is not aware that any of its current or former employees, officers or consultants is in violation thereof, and the Company will use its best efforts to prevent any such violation. Except as set forth on Section 3.20 of the Schedule of Exceptions, no present or former employee, consultant or officer of the Company or any of its Subsidiaries has excluded works or inventions from his or her assignment of inventions pursuant to any such agreement.

3.21         Permits. The Company and each of its Subsidiaries have all material franchises, permits, licenses and any similar authority necessary for the conduct of their respective businesses. Neither the Company, nor a Subsidiary of the Company, is in default in any material respect under any of such franchises, permits, licenses or other similar authority necessary for the conduct of its business.

3.22         Corporate Documents. As of the Initial Closing, the Charter shall be in the form attached hereto as Exhibit G. A true and complete copy of the governing documents and the minute books of the Company and its Subsidiaries have been provided prior to the date hereof to the Investor’s counsel and contains minutes of all meetings of directors and holders of capital stock and all actions by written consent without a meeting by the directors and holders of capital stock since the date of incorporation and reflects all actions by the directors (and any committee of directors) and holders of capital stock with respect to all transactions referred to in such minutes accurately in all material respects.

EXECUTION VERSION

3.23         83(b) Elections. To the Company’s knowledge, all elections and notices under Section 83(b) of the Code have been timely filed by all individuals who have purchased shares of the Company’s Common Stock.

3.24         Real Property Holding Corporation. The Company is not a “United States real property holding corporation” within the meaning of the Code and any applicable regulations promulgated thereunder.

3.25         No “Bad Actor” Disqualification. The Company has exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1) of the Securities Act or any proceeding or event that could result in any such disqualifying event (“Disqualification Events”). The Company has not and, to the Company’s knowledge, no Covered Person is subject to a Disqualification Event that would either require disclosure under the provisions of Rule 506(e) of the Securities Act or result in a disqualification under Rule 506(d)(1) of any such Person’s use of the Rule 506 exemption. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or Affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Shares; and any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Shares (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

3.26         Customers. Section 3.26 of the Schedule of Exceptions sets forth the three most significant customer relationships of the Company and its Subsidiaries based on business prospects (the “Top Customers”), taken as a whole. To the knowledge of the Company, the Company or a Subsidiary of the Company, as applicable, has a good commercial working relationship with each Top Customer. No Top Customer has cancelled, modified or otherwise terminated, or, to the knowledge of the Company, threatened to cancel, modify or otherwise terminate, its relationship with the Company or a Subsidiary of the Company.

3.27         Anti-Bribery Compliance. Neither the Company, nor a Subsidiary of the Company, has, nor any of their respective directors, officers, employees, or agents acting at the direction of any of the Company or a Subsidiary of the Company, as applicable, provided, offered, gifted or promised, directly or indirectly, anything of value to any Government Official, political party or candidate for government office, nor provided or promised anything of value to any other Person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Government Official, political party or candidate for government office, for the purpose of:

EXECUTION VERSION

(a)          influencing any act or decision of such official, party or candidate in his or her official capacity, inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the benefit of the Company or any of its Subsidiaries; or

(b)          inducing such official, party or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist the Company or a Subsidiary of the Company in obtaining or retaining business for or with, or directing business to, any Person.

3.28         Brokers or Finders. Neither the Company, nor a Subsidiary of the Company, has engaged any brokers, finders or agents, and neither the Company nor any other Investor has, nor will, incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or the Transaction Agreements.

3.29         Equipment, Fixtures, etc. Except as set forth in Section 3.29 of the Schedule of Exceptions, all facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

4.          Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that the following representations and warranties are true and complete as of the date hereof and as of the date of each applicable Closing:

4.1           Authorization. The Investor has full power and authority to enter into the Transaction Agreements to which it is a party. The Transaction Agreements to which it is a party, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms, except as limited by the Enforceability Exceptions.

4.2           Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon the Investor’s representation to the Company, which by the Investor’s execution of this Agreement the Investor hereby confirms, that the Securities to be acquired by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person, with respect to any of the Securities (other than the Transaction Agreements).

4.3           Disclosure of Information. The Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Stock with the Company’s management and has had an opportunity to review the Company’s facilities. The Investor believes that it has received all the information the Investor considers necessary or appropriate for deciding whether to purchase the Securities. The Investor acknowledges that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. The foregoing, however, does not limit or modify the representations or warranties of the Company in Section 3 of this Agreement or the representations or warranties in the Transaction Agreements or the right of the Investor to rely thereon.

EXECUTION VERSION

4.4           Restricted Securities. The Investor understands that the Securities have not been, and may not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

4.5           Legends. The Investor understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(a)          “THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”

(b)          Any legend set forth in or required by the other Transaction Agreements.

(c)          Any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

4.6           Brokers or Finders. The Investor has not engaged any brokers, finders or agents, and neither the Company nor any other Investor has, nor will, incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

5.          Conditions of the Investor’s Obligations at Closing.

5.1           Conditions of the Investor’s Obligations at Initial Closing. The obligations of the Investor to the Company under this Agreement are subject to the fulfillment, at or before the Initial Closing, of each of the following conditions, unless otherwise waived:

(a)          Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects on and as of the Initial Closing.

(b)          Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or before the Initial Closing.

(c)          No Material Adverse Effect. No event, fact, occurrence, omission or development shall have occurred since the date of this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d)          Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entity required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the Initial Closing.

EXECUTION VERSION

(e)          Opinion of Company Counsel. The Investor shall have received from counsel for the Company, an opinion, dated as of the Initial Closing, in substantially the form of Exhibit D.

(f)          Investors’ Rights Agreement. The Company and the Investor shall have executed and delivered the Investors’ Rights Agreement.

(g)          Stockholders Agreement. The Company, the Designated Holders and the Investor shall have executed and delivered the Stockholders Agreement.

(h)          Secondary Share Stock Purchase Agreement. The Selling Stockholders and the Investor shall have executed and delivered the Secondary Share Stock Purchase Agreement, the Secondary Shares specified in Section 2.1(a) of this Agreement shall have been sold and delivered by the Selling Stockholders to the Investor and the remaining Secondary Shares shall have been delivered into escrow by the Selling Stockholders in accordance with the terms and provisions of the Secondary Share Stock Purchase Agreement.

(i)          Certificate of Designation. The Company shall have filed the Certificate of Designation for the Series C Preferred Stock with the Secretary of State of Delaware at or prior to the Initial Closing, which shall continue to be in full force and effect as of the Initial Closing, and delivered evidence to the reasonable satisfaction of the Lead Investor to the foregoing.

(j)          Board of Directors. As of the Initial Closing, the Company’s Board of Directors shall be comprised of John Huemoeller and John Zotos as the directors to be appointed by the holders of the Series A-1 Convertible Preferred Stock, Series B Convertible Preferred Stock and Common Stock voting together as a single class, and Ivan Persiyanov, holding two votes individually in accordance with Section 141(d) of the Delaware General Corporation Law and the Certificate of Designation, as the director appointed by the holders of Series C Preferred Stock (the “Series C Director”).

(k)          Indemnification Agreement. The Company shall have executed and delivered to each Series C Director an indemnification agreement in the form of Exhibit E attached hereto (the “Director Indemnification Agreement”).

(l)          Secretary’s Certificate. The Secretary of the Company shall have delivered to the Investor at the Initial Closing a certificate certifying (a) the Charter (including the Certificate of Designation for the Series C Preferred Stock), (b) the Bylaws of the Company, (c) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated hereby and thereby, and (d) consent of the stockholders of the Company approving the Certificate of Designation for the Series C Preferred Stock and, as applicable, the Transaction Agreements and the transactions contemplated hereby and thereby.

(m)          Officer’s Certificate. An authorized officer of the Company shall have delivered to the Investor at the Initial Closing a certificate certifying that the conditions specified in Sections 5.1(a), (b) and (c) have been satisfied by the Company.

(n)          Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and the Investor (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

EXECUTION VERSION

(o)          Bylaws. The Company shall have amended and restated the Bylaws of the Company to be in the form of Exhibit F.

(p)          Consents and Waivers.  The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated to be consummated at the Initial Closing by the Transaction Agreements.

(q)          Subordination and Voting Agreement.  The Company and the sole holder of the Series B Convertible Preferred Stock shall have executed and delivered the Subordination and Voting Agreement.

(r)          Side Agreement. The Investor, Alexander Lustig and Vladimir Skigin shall have executed and delivered the Side Agreement.

5.2           Conditions of the Investor’s Obligations at the Second Closing. The obligations of the Investor to the Company under this Agreement are subject to the fulfillment, at or before the Second Closing, of each of the following conditions, unless otherwise waived:

(a)          Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects on and as of the Closing as may be modified solely with respect to events occurring after the Initial Closing by an amended or supplemented Schedule of Exceptions delivered to the Investor three (3) days prior to the Closing (provided that the delivery of such amended or supplemented Schedule of Exceptions shall in no way affect, limit or qualify the representations or warranties of the Company made prior to the date of such Closing) (except for the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.28, which shall be true and correct in all respects on and as of each Closing and are not subject to modification by the amended or supplemented Schedule of Exceptions).

(b)          Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or before the Closing.

(c)          Oil Field Acquisition. The Company shall have identified an oil field to be acquired by the Company or its Subsidiaries for the deployment of the Company’s technology and shall have entered into definitive agreements (contingent on the Second Closing) for the acquisition of such oil field, each to the satisfaction of the Investor in its sole discretion.

(d)          No Material Adverse Effect. No event, occurrence, omission or development shall have occurred since the date of the Initial Closing that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(e)          Officer’s Certificate. An authorized officer of the Company shall have delivered to the Investor at the Closing a certificate certifying that the conditions specified in Sections 5.2(a), (b) and (d) have been satisfied by the Company.

(f)          Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entity required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the Closing.

EXECUTION VERSION

(g)          Secondary Shares. The Secondary Shares specified in Section 2.1(b) of this Agreement shall have been sold and delivered by the Selling Stockholders to the Investor in accordance with the Secondary Share Stock Purchase Agreement.

5.3           Conditions of the Investor’s Obligations at each Optional Closing. Unless otherwise waived, the obligations of the Investor to the Company under this Agreement are subject to the fulfillment, at or before each Optional Closing, of each of the conditions specified in Sections 5.2(a), 5.2(b), 5.2(d), 5.2(e), 5.2(f) and 5.2(h), and the pro rata portion of the Secondary Shares specified in Section 2.1(c) of this Agreement shall have been sold and delivered by the Selling Stockholders to the Investor in accordance with the Secondary Share Stock Purchase Agreement.

6.          Conditions of the Company’s Obligations at Closing. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment, at or before each Closing, of each of the following conditions, unless otherwise waived:

6.1           Representations and Warranties. The representations and warranties of the Investor contained in Section 4 shall be true and correct in all material respects on and as of the Closing.

6.2           Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Investor at or prior to the Closing shall have been performed or complied with in all material respects.

6.3           Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entity required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

7.          Miscellaneous

7.1           Amendments and Waivers. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (i) the Investor and (ii) the Company. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon the Investor and each transferee of the Securities, each future holder of all such Securities, and the Company.

7.2           Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed to the Person’s address, facsimile number or electronic mail address as follows:

(a)	if to the Company: [NTD: notice address to be provided.]

(b)	if to the Investor:
Meritservus Secretaries Limited
Attn: Ervington Investments Limited
Eftapaton Court, 256 Makarios Avenue
CY-3105 Limassol, Cyprus

With a copy to:

EXECUTION VERSION

Attn: Mike Danaher
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

7.3           Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

7.4           Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Company without the prior written consent of the Investor. Any attempt by the Company without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Notwithstanding anything herein to the contrary, the Investor may assign its rights and obligations hereunder to any Affiliate of the Investor, and upon such assignment, such Affiliate will be deemed the “Investor” for all purposes hereunder.

7.5           Entire Agreement. This Agreement, and the documents referred to herein (including the Certificate of Designation for the Series C Preferred Stock), constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

7.6           Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

7.7           Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

EXECUTION VERSION

7.8           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

7.9           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

7.10         Electronic Execution and Delivery. A facsimile, telecopy, PDF, email or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy, PDF, email or other reproduction hereof.

7.11         Jurisdiction; Venue. Each of the parties hereby submits and consents irrevocably to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for the interpretation and enforcement of the provisions of this Agreement. Each of the parties also agrees that the jurisdiction over the person of such parties and the subject matter of such dispute shall be effected by the mailing of process or other papers in connection with any such action in the manner provided for in Section 7.2 or in such other manner as may be lawful, and that service in such manner shall constitute valid and sufficient service of process.

7.12         Survival; Nature of Investor’s Obligations. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investor or the Company. The Company agrees to indemnify and hold harmless the Investor and its affiliates from and against all losses, liabilities, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to: (a) any inaccuracy in or breach of any of the representations and warranties of the Company contained in this Agreement or any document to be delivered in accordance with the terms of this Agreement, or (b) the liabilities of the Company’s former subsidiary Crystal Magic, Inc., or Crystal Magic Inc.’s past, present or future owners.

7.13         Efforts to Consummate. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Section 5 and Section 6).

EXECUTION VERSION

7.14         Expenses. The Company and the Investor shall each pay their own expenses in connection with the transactions contemplated by this Agreement; provided, however, that if the Initial Closing is effected, the Company will reimburse the documented fees of financial, commercial and legal representation to the Investor, including for work in connection with subsequent closings, amendments or modifications to the Transaction Documents, if any, and SEC filings. Such reimbursement shall not exceed $170,000. Payment will be made, at the Investor’s option, by direct payment at Closing to the parties listed on Schedule 2, by payment to Investor or by offset against the funds to be paid by Investor at any Closing or any combination of the foreoing. In addition to the reimbursement specified above in this Section 7.14, the Company will reimburse the Investor for the reasonable costs incurred by the Investor in connection with recruiting new key employees to the Company following the Closing.

7.15         Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

7.16         Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.17         Confidentiality. The Investor agrees that, except with the prior written permission of the Company, it shall keep confidential and shall not disclose, divulge or use for any purpose (other than to monitor its investment in the Company, including the prosecution or defense of any of its rights or obligations) any confidential information obtained from the Company in connection with the negotiation, execution or delivery of this Agreement or the other Transaction Agreements, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 7.17 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any of the Securities from the Investor, if such prospective purchaser signs a non-disclosure agreement reasonably satisfactory to the Company; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that the Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, nothing in this Section 7.17 shall prohibit the Investor and its Affiliates, from on or after the Initial Closing, (A) making or disseminating any public announcement or statement with respect to the transactions contemplated by this Agreement, regardless of form or medium, provided that such announcement or statement does not disclose the Purchase Price or the minimum investment, (B) referring to this Agreement or the transactions contemplated hereby in the Investor’s or its Affiliates’ marketing materials or website or (C) making or disseminating any information to the Investor’s or its Affiliates’ respective current or prospective limited partners and financing sources. The provisions of this Section 7.17 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby. Following the Initial Closing, the Company shall provide the Investor with a draft press release announcing the financing, which press release shall only be issued with the prior written approval of the Investor, acting reasonably.

EXECUTION VERSION

7.18         Consistent Reporting.  Unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code, the Parties shall (i) treat the Series C Preferred Stock as stock which participates in corporate growth to a significant extent within the meaning of Treasury Regulation Section 1.305-5(a), and not as preferred stock for purposes of Section 305 of the Code and the Treasury Regulations thereunder, (ii) treat any conversion of a share of Series C Preferred Stock into Common Stock pursuant to the terms thereof as a “recapitalization” pursuant to Section 368(a) of the Code in which no gain or loss is recognized and no dividend income is includable, (iii) not treat the accumulating Series C Preference (as such term is defined in the Certificate of Designation for the Series C Preferred Stock) as taxable pursuant to Section 305 of the Code and (v) file all Tax Returns on a basis consistent with the foregoing.  In the event of any Tax audit or other proceeding regarding any of the foregoing, the Company shall (x) promptly notify the Investor and keep the Investor apprised of all stages and developments concerning such audit or other proceeding and (y) contest in good faith, taking into account the interests of the Investor, any such audit or proceeding in a manner consistent with clauses (i) through (iv) of the first sentence of this Section 7.18.

7.19         Knowledge of the Company. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge, after due inquiry, of John Huemoeller and Alexander Lustig.

[Signature Pages Follow]

The parties have executed this Series C Preferred Stock Purchase Agreement as of the date first written above.

the company:

PROPELL TECHNOLOGIES GROUP, Inc.

By:	/s/ John Huemoeller
Name: John Huemoeller

Title: Chief Executive Officer

Signature Page to Series C Preferred Stock Purchase Agreement of PROPELL TECHNOLOGIES GROUP, Inc.

EXECUTION VERSION

The parties have executed this Series C Preferred Stock Purchase Agreement as of the date first written above.

The Investor:

ERVINGTON INVESTMENTS LIMITED

By:	/s/ Maria Damianou
Name: Maria Damianou

Title: Director

Signature Page to Series C Preferred Stock Purchase Agreement of PROPELL TECHNOLOGIES GROUP, Inc.

EXHIBITS

Exhibit A -	Form of Certificate of Designation for the Series C Preferred Stock

Exhibit B -	Form of Investors’ Rights Agreement

Exhibit C -	Form of Stockholders Agreement

Exhibit D -	Form of Legal Opinion of Counsel to the Company

Exhibit E -	Form of Indemnification Agreement

Exhibit F -	Form of Amended and Restated Bylaws

Exhibit G -	Corporate Charter

Exhibit H -	Form of Subordination and Voting Agreement

Schedule 1 -	Selling Stockholders

Schedule 2 -	Transaction Expenses

  SCHEDULE 1

SELLING STOCKHOLDERS

FIRST CLOSING

Name of Stockholder	Number of Series A-1 Preferred Shares	Number of Common Shares Equivalent	Number of Common Shares	Total Common Shares Equivalent

Stufforg Limited Company	1,250,000	12,500,000		12,500,000
Landa Enterprises LTD SA	500,000	5,000,000		5,000,000
Oxnard Universal			2,384,794	2,384,794
Prind Consulting Limited			5,175,206	5,175,206
Joseph W Abrams and Patricia G Abrams Family Trust	375,000	3,750,000		3,750,000
Strategic IR, Inc.	312,500	3,125,000	64,990	3,189,990

Totals	2,437,500	24,375,000	7,624,990	31,999,990

SECOND CLOSING

Name of Stockholder	Number of Series A-1 Preferred Shares	Number of Common Shares Equivalent	Number of Common Shares	Total Common Shares Equivalent

Yuzhik Limited Company	300,000	3,000,000		3,000,000
Landa Enterprises LTD SA	400,000	4,000,000		4,000,000
Store and Navigation BVI			10,520,000	10,520,000
Realcom Limited (Anguilla)			12,500,000	12,500,000
Greencloud Limited (Nevis)			12,500,000	12,500,000
Pansies Limited Company			3,000,000	3,000,000
Prind Consulting Limited			3,780,000	3,780,000
Anuta Limited (Seychelles)			12,500,000	12,500,000
Strategic IR, Inc.			1,877,477	1,877,477

Totals	700,000	7,000,000	56,677,477	63,677,477